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                                                                      EXHIBIT 11
                      COMPUTATION OF NET INCOME PER SHARE



                                                               Three Months Ended      Nine Months Ended
                                                                  September 30            September 30
 (In thousands, except per share data)                           2002        2001        2002        2001
                                                               -------     -------     -------     -------
Denominator for basic earnings per share:
   average common shares outstanding                            14,157      14,140      14,159      14,141
Dilutive common stock options                                      133         205         147         184
                                                               -------     -------     -------     -------
Denominator for diluted earnings per share                      14,290      14,345      14,306      14,325
                                                               =======     =======     =======     =======

Numerator:  Net income attributable to common shares           $14,490     $11,908     $38,781     $40,852

Net income per share:
   Basic                                                       $  1.02     $  0.84     $  2.74     $  2.89
   Diluted                                                        1.01        0.83        2.71        2.85



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